Exhibit 23.2

CONSENT OF MARSHALL MILLER & ASSOCIATES, INC.

Marshall Miller & Associates, Inc. hereby consents to the incorporation by reference in this Registration Statement on Form S-8, pertaining to the Warrior Met Coal, Inc. 2026 Equity Incentive Plan, and any amendments thereto, of our reports dated February 13, 2024, February 11, 2025 and February 11, 2026 relating to estimates of certain coal reserves, each included in Warrior Met Coal, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission. We hereby further consent to the reference to Marshall Miller & Associates, Inc. in such filing and any amendments thereto.

Marshall Miller & Associates, Inc.

By: /s/ Steven A. Keim

Name: Steven A. Keim

Title: President

Date: April 20, 2026

DOCPROPERTY "CUS_DocIDChunk0" 202931010.v1